Exhibit 10.2

Textron Financial Corporation	11575 Great Oaks Way
Subsidiary of Textron Inc.	Suite 210 Alpharetta, Georgia 30022 (770) 360-9600

PROGRAM AGREEMENT

dated as of May 10, 2004

Attention:  General Managers

Ladies and Gentlemen:

Textron Financial Corporation (“Textron Financial”) is pleased to propose the following Builder Network Financing Facility Program (“Program”) to the following entities:

All American Homes of Colorado, LLC;
All American Homes of Indiana, LLC;
All American Homes of Iowa, LLC;
All American Homes of Kansas, LLC;
All American Homes of North Carolina, LLC;
All American Homes of Ohio, LLC;
All American Homes of Tennessee, LLC;
and Mod-U-Kraf Homes, LLC

(collectively referred to herein as “Company”), for its U.S. builders (the “Builders”). The above listed entities are independent of one another, and are not jointly or severally liable for the transactions of every other entity. The following Program provides the terms and conditions under which Textron Financial may be the provider of inventory financing to the Builders for their acquisition of modular housing inventory (“Homes”) from the Company. As hereinafter provided, for the term of this Program Agreement Textron Financial shall be the exclusive provider of inventory financing to the Builders of the Company for the acquisition of Homes to the extent that the Company provides interest free periods or other interest or interest rate subventions or equivalent incentive programs to such Builders. This Program (and any programs contemplated hereunder) are not committed lines of credit, and all financing shall be subject to Textron Financial’s credit and documentation requirements. Nothing contained herein shall limit Textron Financial’s right to provide or decline to provide inventory financing to Builders, in amounts and upon terms which shall be determined by Textron Financial, in its sole and absolute discretion, and without notice to the Company other than as set forth herein. Textron Financial will notify the Company in writing in the event it declines to provide a line of credit for inventory financing to any Builder which shall have applied for the same (however, the failure of Textron Financial to do so shall not affect Textron Financial’s decision not to extend credit to such Builder and shall not create any liability on the part of Textron Financial to the Company). The Company’s obligations hereunder will be guaranteed by All American Homes, LLC (the “Parent”) as provided for in that certain Guaranty Agreement of even date herewith (the “Guaranty”).

1.	Definitions

	A.	Homes shall be further sub-defined as follows:

Model Home: A Home at a permanent location used as a model for sales of Spec Homes;

Spec Home: A Home at a permanent location available for immediate sale; and

Display Home: A Home at a commercial sales location temporarily affixed to the land.

References to the term Home herein, unless otherwise noted shall refer collectively to every type of modular floor plan available for financing.

	B.	Invoices funded by Textron Financial may consist of various types of costs. There may be more than one of the following types of cost on any one invoice:

(i) Unit Cost - the cost of the modular home, together with delivery and attachment of the Home to the foundation as evidenced on the invoice from the Company;

(iii) Soft Cost - the costs incurred by Builder for the foundation for the Home, utility connections, costs to increase curb and sales appeal including, but not limited to, driveway, decking, landscape and furniture, and the costs of labor associated therewith.

2.	Program Terms

	2.1	Payments and Funding:

Payments shall be made to the Company for the Unit Cost unless it is a Builder buyout as outlined in section 2.6. Payments shall be made to the Builder, for Soft Costs. Payments shall be as follows:

ALL PERCENTAGES ARE LISTED AFTER GIVING EFFECT TO AN INVOICE OR ADVANCE DISCOUNT OF 150 BASIS POINTS

A.	Model Home:

	Model Home:	Advance Amount:
	Unit Cost	100%
	Soft Costs	Lesser of actual costs or 50% of (Unit Cost)
Textron Financial must have a first position, recorded mortgage on all Model Home lots.

B.	Spec Home:

	Spec Home:	Advance Amount:
	Unit Cost	100%
	Soft Costs	Lesser of actual costs or 50% of (Unit Cost)

Textron Financial must have a first position, recorded mortgage on all Spec Home lots.

C.	Display Home:

	Display Home:	Advance Amount:
	Unit Cost	100%
	Soft Costs	Lesser of actual costs or 20% of (Unit Cost)

          Textron Financial requires that Builders do not allow any liens to be filed on Display Homes while financed by Textron Financial Builder must provide Textron Financial with sufficient information to enable Textron Financial to complete a fixture filing on Display Home and Display Home location.

The parties acknowledge that Soft Costs invoices may be bundled; provided, however, that Textron Financial will do no more than three fundings on Soft Costs per Home. Soft Costs invoices may be presented to Textron Financial by Builder and Textron Financial will confirm with the presenter that it has reviewed the invoices for reasonableness and confirmed that the work has been completed in a satisfactory manner and that the invoices or the costs have not been submitted to Textron Financial for payment prior to the current submission. Textron Financial shall require Builder to have all contractor and other workman liens released upon payment. Payments shall be made by Textron Financial to the party designated by the presenter; provided, however that Textron Financial shall have the right to otherwise direct payment in the event it reasonably believes there is need to do so to protect Textron Financial's financial and collateral interests

2.2 Payment to
Company	100% of net Unit Cost (after giving effect to any discounts)

2.3 Interest Rate and
Payments:

(A)   Free Flooring Period:  A loan by Textron Financial to a Builder under an inventory line of credit to finance the acquisition of a Home by such Builder from the Company, shall be interest free to such Builder for a period not to exceed 90 days (the "Free Flooring Period") to be designated by the Company. In lieu of interest being paid to Textron Financial during the Free Flooring Period, Company agrees that Textron Financial shall discount each Invoice paid by 150 basis points. In the event the Prime Rate (as defined below) shall exceed

5.5%, then the discount on each Invoice purchased or advance of Unit Cost, or Soft Cost thereafter, and while the Prime Rate is in excess of 5.5% shall be increased by 6.25 basis points for every .25% increase in the Prime Rate over 5.5%. Unless otherwise agreed in writing by Textron Financial and the Company, interest shall be payable by the Builder monthly, in arrears, and shall be due and payable by the fifteenth (15th) day of the month following the month in which such interest accrues.

In the event the Company notifies Textron Financial that a home has not been set up by the Builder to the agreed upon specifications of the Company, the Company shall have the right to notify Textron Financial within 120 days from the original invoice date that they will not subsidize the first 90 days of interest. Textron Financial will then be responsible for collecting interest for that time period from the Builder and will refund the above referenced discount to the Company.

During the term of this Program Agreement the Company agrees to provide free flooring periods to Builders only with respect to Homes financed under lines of credit extended by Textron Financial and agrees not to provide (or permit any of its affiliates to provide) any interest free periods or other interest or interest rate subventions or equivalent incentive programs for any Builder in connection with such Builder's obtaining financing for Companies Modular Housing from sources other than Textron Financial.

(B)   Builder Rate:   Each Builder will pay interest to Textron Financial from the date any respective invoice or reimbursement of costs is paid by Textron Financial ("Invoice Purchase Date") in accordance with the agreements between such Builder and Textron Financial at a basic rate of interest as follows:

Interest Rate from: Invoice Purchase
Date:	Free flooring period	Day 1 - 90
	Prime Rate	Day 91 - 360
	Prime + .50%	Day 361 - 720
	Prime + 1.00%	Day 721 - 1080
Minimum Prime 5.5%

Documentation Fee:	Generally, one time upfront fee of $500 per Home, although Textron reserves the right to increase the fee dependent upon state jurisdiction and costs of document filing.

Curtailments/
Maturity:	Based on original invoice date. Curtailments will be 1% per month starting day 361 and monthly thereafter until day 1051. Homes will be due in full day 1081.

Note that the above Builder Rates, Documentation Fees and Curtailments assume minimum outstandings to Textron Financial at the end of year one of this program of $25,000,000. In the event outstandings at that time do not meet or exceed $25,000,000, the parties agree to discuss alternative rate structures. At maturity of any loan in respect of a Home and irrespective of its credit limit, each Builder will pay a maturity rate of interest on such loan in accordance with the agreements between such Builder and Textron Financial, which shall be [Prime + 4.00%]. A default rate of interest may be as provided in the agreements between each Builder and Textron Financial and shall be instituted upon defaults of a Builderfor such actions which shall include but not be limited to non-payment of sold and unpaid and non-payment after demand of matured inventory. Unless otherwise agreed in writing by Textron Financial, interest shall be payable by each Builder monthly, in arrears, and shall be due and payable by the fifteenth (15th) day of the month following the month in which such interest accrues.

(C)   Interest Rate Terms:   The interest rates set forth above are annual rates (interest to be calculated on the basis of a 360 day year for the actual number of days elapsed) and are variable and will be adjusted monthly. For any month, Prime shall be greater of: (i) the highest prime rate of interest announced during such month by the Wall Street Journal or such money center bank as Textron Financial shall select from time to time, or (ii) Minimum Prime of 5.5% ("Minimum Prime"). Application of payments to accrued interest and loan balances, other than as to immediately available funds, may occur up to two business days after such payments are deposited into Textron Financial's account to allow for clearance of checks and other similar instruments and the obtaining of good funds. Payments owing from the Company, the Parent or any affiliate to Textron Financial under this Program Agreement, the Repurchase Agreement (as defined below), the Risk Pool or under any other agreement between the Company and Textron Financial that are no paid, when due, shall bear interest at Prime + 4% until paid in full and such interest shall be payable upon demand.

Textron Financial will send Builders monthly statements for the payment of interest, and will send billing statements to the Company monthly for any amounts to be paid by the Company.

2.4 Invoice Funding
Disbursement:

Textron Financial will fund the proceeds of any loan made in respect of a manufacturer's invoice for a Home the later of 10 days from Textron Financial's receipt of such invoice or 10 days from the invoice date (assuming such invoice and the line of credit of the applicable Builder are in order and Textron Financial has approved such invoice) with Automated Clearing House funds. All loans to Builders are booked by Textron Financial on the date on which the aforesaid invoice is received and approved by Textron Financial notwithstanding the Company's agreement to delay disbursement of proceeds of such loan as set forth above.

2.5 Repurchase Agreement [and
Risk Pool Indemnity]
from Company:	(A) Repurchase Agreement: The Company shall provide repurchase support through a repurchase agreement of even date herewith ("Repurchase

Agreement") as more fully set forth in said Repurchase Agreement. The execution and delivery of the Repurchase Agreement is a condition precedent to this Program Agreement's becoming effective.

(B)   Risk Pool Indemnity.   TFC shall provide inventory financing to certain Builders, to be determined through mutual written agreement of the parties, which may not otherwise qualify for credit approval under normal Textron Financial credit underwriting standards (the "Risk Pool"). From time to time the parties shall prepare a writing designating the Builders included in the Risk Pool. In addition to and separate from any obligations of the Company under the Repurchase Agreement, and on an annual calendar year basis ("Contract Year"), the maximum amount the Company shall be liable to Textron Financial for regarding this indemnity shall be the lesser of (i) 20% of the average annual net outstandings on all Textron Financial company Risk Pool accounts calculated on a past 12 full month rolling basis (beginning 12 months after the first outstandings are funded in the Risk Pool) or if such period is less than 12 months after the first outstandings are funded in the Risk Pool, then the monthly average for the total number of months that have passed since the initial funding of a Risk Pool account, or (ii) $2,000,000 (Risk Pool Indemnity Maximum"). Company will pay Textron Financial within thirty (30) days of request of such losses. Textron Financial will, in accordance with its internal company policies, charge losses against the Risk Pool within the time period that such losses are recognized by Textron Financial. Company's Risk Pool Indemnity liability shall be refreshed in full as of the first day of each Contract Year despite any losses that may or may not have been charged against the Risk Pool during the prior Contract Year. After the Risk Pool Indemnity Maximum has been incurred in any Contract Year, all remaining credit risk with respect to, and losses occurring from, the Risk Pool during that Contract Year will be assumed by Textron Financial (except for the obligations of Company and Coachman Industries, Inc. under the respective Repurchase Agreement and Guaranty. as agreed to in the Repurchase Agreement). In such event, the Risk Pool will be fully refreshed on the first day of the following Contract Year. The terms "loss" or "losses" as used in this Section shall be defined as any amount owed to Textron Financial by Builders. Textron Financial shall provide reasonable information and proof substantiating any loss submitted for reimbursement by Company hereunder. In the event Textron Financial subsequently recovers losses that were previously charged to the Company, these recoveries will be returned to the Company. If those recoveries were in the same Contract Year as the charge-off, that recovery amount will offset the charge-off for the calculation the Company's maximum obligation.

2.6 Builder
buyout:

The lesser of (i) the outstanding balance of any loan advanced in connection with a Home or (ii) the same advance percentage for Unit Costs, and Soft Costs in Model Homes, Display Homes or Spec Homes, provided that all amounts advanced shall be due in full upon the earlier of sale of the particular Home whose acquisition was financed by such loan, or 36 months from date of the original manufacturer's invoice for such Home, or funding of such Soft Costs after which the maturity or default rate of interest shall apply.

3.	Other General Terms:

3.1 Facility Limit:	Initially $65,000,000 (said facility limit to consist of unpaid outstanding principal of loans to Builders plus unpurchased invoice approvals issued by Textron Financial for Builders).

3.2 Initial Term and Renewal
Terms:

Initial three year term subject to automatic one year renewals thereafter unless, not less than 90 days prior to the last day of any then current term (including, without limitation, the initial term), either the Company or Textron Financial shall have given the other party hereto written notice of its decision not to have the term of this Program Agreement automatically extended; in any such case, the term of this Program Agreement shall terminate on the last day of the then current term hereof. The expiration of the initial three year term, or any renewal term, of this Program Agreement shall not relieve the Company of (a) any of its unperformed obligations hereunder or (b) any of its obligations under the Repurchase Agreement, any Risk Pool Indemnity, or any other agreement with Textron Financial in respect of loans made or any commitments issued pursuant to the Program prior to such expiration.

3.3 Textron Financial
Early Termination:

Textron Financial may terminate the term of this Program Agreement prior to its scheduled termination date by giving the Company not less than twenty (20) days' prior written notice of its intent to so terminate as a result of (a) any default by the Company under this Program Agreement, the Repurchase Agreements, or any Risk Pool Indemnity, which remains uncured for the greater of thirty (30) days after receipt by the Company of written notice of the existence thereof from Textron Financial or such other cure period provided for herein or therein, provided that no such thirty (30) day cure period shall be provided if such default or breach is not susceptible to being cured or, if curable, the Company shall have not promptly commenced efforts to effect such cure and diligently pursued the same during such 30-day period, (b) a reasonable determination by Textron Financial that the annual financial statements delivered to Textron Financial pursuant to Section 3.5 hereof reflect a material adverse change in the financial condition of the Company, (c) a reasonable determination by Textron Financial that the annual financial statements delivered to Textron Financial pursuant to Section 3.5 hereof reflect a material adverse change in the financial condition of the Parent, (d) the termination by the Company of the Repurchase Agreement in accordance with the terms thereof, and (e) any default by the Parent under the Guaranty (after the expiration of any applicable cure period) or the termination of the continuing nature of the Guaranty by the Parent. Notwithstanding such early termination, the Company shall be obligated in accordance with all the terms and conditions under the Program, including without limitation this Program Agreement, the Repurchase Agreement, any Risk Loss Indemnity, and any other agreement between the Company and Textron Financial, until such times as all obligations, monetary and otherwise, in respect of the Program and loans made or commitments/approvals issued prior to such early termination date are satisfied with Textron Financial. For the avoidance of doubt, upon the early termination date, Textron Financial shall have no obligations to advance any additional sums or make any additional loans under the Program.

3.4 Company Early
Termination:

The Company may terminate the term of this Program Agreement prior to its scheduled termination date by giving Textron Financial not less than twenty (20) days prior written notice of its intent to so terminate in the event of any material breach by Textron Financial of any of its material obligations under this Program Agreement or any of the other agreements contemplated herein to which Textron Financial is a party. Notwithstanding such early termination, the Company shall continue to be obligated in accordance with all of the terms and conditions under the Program, including without limitation this Program Agreement, the Repurchase Agreements, any Risk Loss Indemnity, and any other agreement between the Company and Textron Financial entered into in connection with the transactions contemplated by this Program Agreement, until such time as all obligations, monetary and otherwise, in respect of the Program and loans made or commitments/approvals issued prior to such early termination date are satisfied with Textron Financial. For the avoidance of doubt, upon the early termination date, Textron Financial shall have no obligations to advance any additional sums to Builders under the Program.

3.5 Covenants:

Commencing with fiscal year ended December 31, 2004 and for each fiscal year during the term of this Program Agreement, the Company shall deliver (if not available by public records through SEC filings) to Textron Financial audited consolidated financial statements of (a) the Company and its consolidated subsidiaries and (b) the Parent and its consolidated subsidiaries (including among such consolidated subsidiaries the Company) for each such fiscal year, prepared in accordance with generally accepted accounting principles, immediately upon the submission of the same to its other lenders or 90 days after the end of each such fiscal year, whichever is earlier. The Parent shall deliver to Textron Financial unaudited, internally prepared consolidated financial statements of the Parent and its consolidated subsidiaries (including the Company) within thirty (30) days of the end of each fiscal quarter during the term of this Program Agreement.

3.6 Documentation:	All legal documentation ("Lending Documents") entered into between the parties to this Program Agreement and any third parties as applicable must be satisfactory to Textron Financial and its counsel.

4. Other Agreements:

4.1 Default

Should Company fail to perform any act contemplated herein or any covenant contained herein, and the same shall continue after five (5) business days written notice to Company from Textron Financial regarding such failure, then the Company shall be in default under the Program. A default under the Program Agreement shall also be deemed a default under the Repurchase Agreement, any Risk Loss Indemnity, and any other agreement between the Company and Textron Financial and, upon default hereunder, Textron Financial shall have all of the rights and remedies provided for in this Program Agreement, in the Repurchase Agreement, any Risk Loss Indemnity, and any such other agreement and all of the rights and remedies afforded Textron Financial at law and in equity.

4.2 Company

Disclaimers:

Solely as between Company and Textron Financial, Company hereby disclaims any present or future security interest or other interest in its favor in the collateral financed or refinanced for Builders by Textron Financial (and in any proceeds thereof), effective with respect to each Builder as of the date that Textron Financial first advances funds on behalf of such Builder, unless and until Company exercises its obligations, if any, under the Repurchase Agreement.

4.3 No Partnership
or Agency:

Textron Financial and Company agree that neither this Program Agreement nor the Repurchase Agreement, nor any Risk Loss Indemnity create any partnership, joint venture or agency relationship between them. In addition, this Agreement does not constitute either party hereto, or any of their officers, directors or employees, as the agent or legal representative of the other for any purpose whatsoever.

4.4 Entire
Agreement:

This Program Agreement, together with any other written agreements duly executed by the parties contemporaneously herewith or subsequent hereto addressing the same subject matter, contains the entire understanding of the parties with respect to the subject matter hereof.

4.5 Set-Off:

Company grants Textron Financial the right to set-off any amounts owed to Textron Financial by Company against any amounts that may otherwise be due Company, provided however that before Textron Financial exercises any such right it shall give Company five (5) days written notice of its intent to take such action.

4.6 No Third Party
Beneficiaries:

The provisions of this Program Agreement are for the exclusive benefit of the parties hereto, and nothing contained herein shall create any rights in any Builder or any other entity claiming to be a third party beneficiary, nor shall it affect or impair any rights which either party hereto may have against any Builder or any other party.

4.7 Negotiated
Document:

This Program Agreement is a negotiated document and shall not be construed to have meaning less favorable to one party merely because that party is deemed to be the draftsman of this Program Agreement or any part of it.

4.8 Assignments:

The Company may not assign any of its rights or obligations hereunder under the Repurchase Agreement or under any Risk Loss Indemnity without the prior written consent of Textron Financial, which consent shall not be unreasonably withheld.

4.9 Governing
Law:

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES. If any provision of this Agreement in any way contravenes the public policy of any state or jurisdiction where this Agreement is sought to be enforced, such provision shall be deemed not to be a part of this Agreement and this Agreement shall remain in full force and effect except as to the deletion of such provision.

4.10 Waiver of Jury
Trial:	THE PARTIES HERETO HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY OF ANY MATTER ARISING OUT OF OR RELATING TO THIS PROGRAM AGREEMENT OR THE SUBJECT MATTER HEREOF.

4.11 Counterparts:	This Agreement may be executed in counteparts.

4.12 No Committed
Line of Credit:

Nothing herein shall constitute a committed line of credit as to any particular Builder, and Textron Financial shall not be bound to finance any particular Builder or any particular goods or inventory.

4.13 Affiliate
Defined:

As used herein, any party which controls, is controlled by or under common control with another party shall be deemed an "affiliate" of such other party. As used in the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

4.14 Further
Assurances:

Company further agrees to do, execute and deliver, or cause to be done, executed and delivered, and agrees to use its best efforts to cause its permitted successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for the better assuring, conveying and confirming unto Textron Financial and its successors and assigns, all and singular, the rights and benefits under this Program Agreement and otherwise implementing the intention of the parties under this Program Agreement, as Textron Financial and its successors and assigns reasonably shall request.

4.15 Notices:

All notices pursuant to this Program Agreement shall be in writing and shall be sent: (1) by certified mail, return receipt requested; or (2) via facsimile to the fax number below, provided a copy is sent the same day by nationally recognized overnight courier with receipt acknowledged. Notices shall be sent to the address of the applicable party set forth below, or such other address as such party may designate from time to time in a notice to the other party.

Upon due execution by Textron Financial and Company, this Agreement shall constitute a binding contract between Textron Financial and Company as of the date first set forth above.

Textron Financial Corporation

By:       ____________________________
Name:  ____________________________
Title:    ____________________________

Address for notices:	Textron Financial Corporation
11575 Great Oaks Way Suite 210 Alpharetta, Georgia 30022

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Attention to the following:

Thomas J. Low Division President Facsimile: (770) 777-3348

Thomas H. Kaiser Vice President and Assistant General Counsel Facsimile: (770) 360-1458

COMPANIES:

All American Homes of Colorado, LLC	All American Homes of Indiana, LLC

By:_______________________________	By:_______________________________

Name:_____________________________	Name:_____________________________

Title:______________________________	Title:______________________________

All American Homes of Iowa, LLC	All American Homes of Kansas, LLC

By:_______________________________	By:_______________________________

Name:_____________________________	Name:_____________________________

Title:______________________________	Title:______________________________

All American Homes of North Carolina, LLC	All American Homes of Ohio, LLC

By:_______________________________	By:_______________________________

Name:_____________________________	Name:_____________________________

Title:______________________________	Title:______________________________

All American Homes of Tennessee, LLC	Mod-U-Kraf Homes, LLC

By:_______________________________	By:_______________________________

Name:_____________________________	Name:_____________________________

Title:______________________________	Title:______________________________

Address for notices:	All American Homes of Colorado, LLC 3333 E. Center Drive Milliken, CO 80543	All American Homes of Indiana, LLC 1418 S. 13th Street Decatur, IN 46733

	Attention to the following: Asst. General Manager - Troy Biggs	Attention to the following: General Manager - Ryan Scott

	Facsimile: (970) 587-0545	Facsimile: (260) 724-8987

	All American Homes of Iowa, LLC P.O. Box 219 1551 15th Avenue SE Dyersville, IA 52040	All American Homes of Kansas, LLC P.O. Box 259 126 Nichols Road Osage City, KS 66523

	Attention to the following: General Manager - Del Herr	Attentino to the following: Asst. General Manager - Quintin Robert

	Facsimile: (563) 875-8381	Facsimile: (785) 528-4795

	All American Homes of North Carolina, LLC 2015 U.S. 221 South Hwy. P.O. Box 929 Rutherfordton, NC 28139	All American Homes of Ohio, LLC 4005 All American Way Zanesville, OH 43701

	Attention to the following: General Manager - Neil Sayers	Attention to the following: General Manager - David Johnson

	Facsimile: (828) 248-4188	Facsimile: (740) 450-2909

	All American Homes of Tennessee, LLC P.O. Box 890 102 Evergreen Drive Springfield, TN 37172	Mod-U-Kraf Homes, LLC P.O. Box 573 260 Weaver Street Rocky Mount, VA 24151

	Attention to the following: General Manager - Carel Whiteside	Attention to the following: General Manager - Jeff Powell

	Facsimile: (615)382-8303	Facsimile: (540) 483-2228

Cc:	Kathy Samovitz Corporate Counsel for All American Homes Coachmen Administrative Services, Inc. P.O. Box 3300 2831 Dexter Drive Elkhart, IN 46514

REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is entered into as of May, 10, 2004, between the undersigned Manufacturer (“Manufacturer”) and Textron Financial Corporation (“Textron Financial”).

RECITALS

A.	Manufacturer sells various floor plans of modular homes (“Homes”) to Independent Builders (“Builders”) who frequently desire to finance such purchases;
B.	Such Homes remain inventory of the Builder(s), typically for use as model homes, until sold by the Builder; and
C.	Textron Financial is in the business of financing the acquisition of various types of inventory, including such Homes for Builders.

AGREEMENT

In order to induce Textron Financial to finance the acquisition of Homes by a Builder and/or to induce Textron Financial to refinance Homes already in the possession of a Builder, Manufacturer agrees with Textron Financial as follows:

1.      Sale of Homes; Warranties of Manufacturer. When a Builder orders Homes from Manufacturer and requests that Textron Financial finance the acquisition of such Homes, Manufacturer shall deliver or cause to be delivered to Textron Financial one or more invoices evidencing the Unit cost (“Unit Invoice”), which shall include delivery and attachment to the foundation; and Unit soft costs (“Soft Cost Invoice”). These costs and the invoices related thereto shall collectively be referred to as the Total Invoice Cost. By delivery of any Unit Invoice to Textron Financial, Manufacturer shall represent and warrant to Textron Financial that:

(a)

Manufacturer has good title to such Homes and will, upon payment by Textron Financial of the net invoice cost therefor transfer title to such Homes to such Builder free and clear of liens, claims and encumbrances;

(b)	Such Homes are current models, are in unused condition and are free of defects;
(c)	The Unit cost of such Homes represents the true cost of such Homes to such Builder;
(d)

Such Homes were ordered by such Builder from Manufacturer (the “Order”), the Order was accepted by Manufacturer and such Builder requested that Textron Financial finance its acquisition of such Homes as evidenced by the issuance of an approval number by Textron Financial, which has not been prior revoked and is no more than one hundred and eighty (180) days old;

(e)	Such Homes conform in all respects to the Order and will not be shipped to such Builder prior to Textron Financial’s approval of such Unit Invoice for payment;
(f)	All Unit Invoices comply with all applicable federal, state and local laws; and
(g)

All Unit Invoices presented to Textron Financial have been reviewed by Manufacturer, and Manufacturer agrees that all Unit Invoice amounts are accurate and reasonable, and that no party other than Manufacturer or Builder has any ownership interest in the Unit Invoices at the time of presentation of the same to Textron Financial.

(h)	Manufacturer shall further represent and warrant to Textron Financial that such Units are free and clear of liens, claims and encumbrances of all parties other than Textron Financial.

In the event that Textron Financial, with the approval of Manufacturer, refinances Homes or other costs associated with the Homes already in the possession of a Builder, Manufacturer shall execute a letter substantially in the form attached hereto as Exhibit A. Each such letter executed by Manufacturer shall be considered an Unit Invoice for purposes of Manufacturer’s obligations under this Agreement. By delivery of such an executed letter to Textron Financial, Manufacturer shall make to Textron Financial the representations and warranties set forth in Subparagraphs (b), (c), (f) and (g) of this Paragraph with respect to the Homes or Invoices identified thereon.

2.      Payment Obligations. Textron Financial will establish a credit limit for each Builder approved by Textron Financial for the extension of credit. Such credit limit shall not constitute a committed line of credit and Textron Financial shall not be bound to finance any particular Homes, Unit set-up costs or Unit Soft costs. Textron Financial shall be obligated to pay the Total Invoice Cost, less any discount applicable to Textron Financial from time to time (the “Net Invoice Cost”), for invoices which Textron Financial approves and pays. Payments for Set Up Invoices and Soft Cost Invoices shall not exceed those percentages set forth in that certain Program Agreement entered into between Textron Financial and Manufacturer dated _____________, as the same may be amended from time to time. Manufacturer will secure from Textron Financial an approval number for Homes to be delivered to a Builder before they are manufactured. Manufacturer may ship its Homes in reliance upon an approval number issued by an authorized Textron Financial employee, or through Textron Financial’s online automated approval system. Manufacturer will not seek an approval number for Invoices, nor deliver to a Builder, Homes for which it does not have a bona fide order from an authorized representative of the Builder. Manufacturer will not forward to Textron Financial its Invoice and certificate of origin for payment unless it has received an approval number from Textron Financial and unless the Homes have been shipped. Textron Financial agrees: (a) it shall pay to Manufacturer the Net Invoice Cost within ten (10) business days of an invoice date or Textron Financial’s receipt of the Invoice, whichever is later; (b) it will pay the Net Invoice Cost to Manufacturer for any Home that has a valid approval number from Textron Financial; (c) it will only request Manufacturer to repurchase a Home after it has made a legal repossession of same unless otherwise agreed to, in writing, by and between Textron Financial and Manufacturer.

3.      Repurchase Obligations of Manufacturer. Should Textron Financial at any time repossess or otherwise come into actual or constructive possession of any Homes financed or refinanced by Textron Financial for any Builder regardless of the manner or method of possession, within thirty-seven (37) months following the date of Textron Financial’s purchase date of such Invoice for such Homes or Soft Costs Invoices (the “Repurchase Period”), Manufacturer shall repurchase such Homes from Textron Financial and repay to Textron Financial the Total Invoice Costs upon the following terms and conditions:

(a)

Manufacturer shall repurchase from Textron Financial all Homes and Invoices evidencing the Total Invoice Costs within thirty (30) calendar days upon receipt of notice (“Repurchase Notice”) from Textron Financial that such Homes are in Textron Financial’s possession, wherever located and in whatever condition. Beyond warranty of title or ability to transfer Builder’s title to Manufacturer, and Textron Financial’s representation that it is transferring all of its right, title and interest to Manufacturer, such transfer shall be without any express or implied warranties including merchantability or fitness for a particular purpose;

(b)

The repurchase price for such Homes (the “Repurchase Price”) shall be equal to: (i) the outstanding principal balance, accrued interest and delinquency charges owing to Textron Financial by the applicable Builder with respect to the Total Invoice Cost, plus (ii) all reasonable expenses incurred by Textron Financial in connection with the repossession, foreclosure and/or maintenance of such Homes and Invoices related thereto.

(c)	The Repurchase Price shall be determined as of the date of the Repurchase Notice.

(d)

In the event that a purported sale from Manufacturer to Builder is subject to a lien in favor of Manufacturer or anyone claiming under or through Manufacturer, or is not otherwise marketable or saleable upon delivery due to damage in shipment, defects or non-compliance with applicable federal, state or local rule, laws or regulations or if Manufacturer breaches any of its representations or warranties hereunder (collectively “Non-conforming Homes”), then upon written demand by Textron Financial, Manufacturer shall pay Textron Financial the Repurchase Price with respect to such item(s) of Non-conforming Homes regardless of whether Textron Financial comes into possession of such Non-conforming Homes and the provisions of paragraph 3 shall not apply and the time limitation on Manufacturer’s obligation to repurchase in paragraph 3 shall not apply; provided however, if such Homes are deemed to be Non-conforming Homes due to a manufacturing defect or damage in shipment, Manufacturer’s obligation to pay the Repurchase Price on account of such defect or damage shall be subject to notice from Textron Financial to Manufacturer of such non-conformance or damage, and Manufacturer shall be given a reasonable time to make satisfactory repairs. Accordingly, if Manufacturer corrects and/or repairs such damage or non-conformance, then such Homes shall no longer be deemed to be Non-conforming Homes, and Textron Financial shall not issue a repurchase demand on such Homes by virtue of such defect or non-conformance.

(e)

If Manufacturer fails to pay the Repurchase Price within thirty (30) days from the date on which Textron Financial gives written notice that such Homes are in Textron Financial’s possession, then Textron Financial shall be entitled to interest on the Repurchase Price retroactive to the date of such notice at the Prime Rate as published in the Wall Street Journal (or as published in such other form as may be designated by Textron Financial from time to time), as such rate may change from time to time, plus four percent (4%) calculated on the outstanding average daily balance. Textron Financial shall have no obligation to deliver any item of Homes to any particular location in order to demand the Repurchase Price: provided, however, Manufacturer will not be liable for such Repurchase Price unless Textron Financial takes actual or constructive legal possession of the Homes.

4.      The passage of the Repurchase Period referenced above will be suspended temporarily for all affected Homes and Invoices comprising the Total Invoice Costs, as of the date any of the following events occur, and will not resume until the date Textron Financial obtains possession of the Homes by court order or consent of all relevant parties, and shall be automatically extended to 30 days after the date Textron Financial obtains such possession: (i) Textron Financial institutes any type of legal action to obtain possession of any Homes from Builder; (ii) any legal action is instituted as a result of a dispute with another creditor regarding priority rights in the Homes; (iii) a voluntary or involuntary bankruptcy action is filed by or on behalf of the Builder; or (iv) any legal proceeding is filed or any governmental proceedings or order which prevents Textron Financial from obtaining possession of the Homes.

5.      Events of Default. The following are events of default under this Agreement:

(a)	Manufacturer fails in the performance of any obligation when due under this Agreement;
(b)	Manufacturer sustains a materially adverse change in its financial condition, assets or prospects, as determined by Textron Financial in its sole discretion;
(c)

Manufacturer fails to give Textron Financial at least fourteen (14) days advance written notice of Manufacturer’s intentions to sell, lease, transfer or otherwise dispose of substantially all of Manufacturer’s assets; or consolidate with or merge with any entity, or permit any other entity to consolidate or merge into Manufacturer, except where said merger involves the parent company or wholly owned subsidiary of the parent company; or

(d)	Manufacturer or Textron Financial commences a case or an order of relief is entered under any bankruptcy, reorganization, insolvency, liquidation or similar law.

6.      Textron Financial’s Remedies After Default. Upon a default hereunder, and at any time thereafter, any Manufacturer obligation herein described and any other amounts then owing by Manufacturer to Textron Financial shall become immediately due and payable. In addition, in the case of a default as described above in section 5(c), Manufacturer will be liable for all obligations that arise as a result of any funding by Textron Financial to any party other than Manufacturer until such required written notice as described in section 5(c) is received by Textron Financial. Textron Financial shall have all other rights and remedies allowed by law.

7.      Waivers; Binding Effect; Governing Law. The obligations of Manufacturer under this Agreement are absolute and unconditional. Manufacturer shall not be released from such obligations for any reason, nor shall such obligations be reduced, diminished or discharged for any reason, including without limitation, (a) any instance of modification of, or indulgence granted by Textron Financial with respect to, the obligations of any Builder owing to Textron Financial (collectively, the “Obligations” and, individually, an “Obligation”), (b) any failure of Textron Financial to timely enforce any right or remedy available to Textron Financial in connection with the Obligations, (c) any modification of any agreement securing performance of any Obligation or the substitution or the release of collateral thereunder, (d) the invalidity of any agreement forming a part of the Obligations. Manufacturer waives: (i) any right to require Textron Financial to proceed against a Builder or to pursue any other remedy prior to exercising Textron Financial’s rights under this Agreement, other than as may be expressly set forth herein, (ii) notice of the acceptance of this Agreement by Textron Financial, the non-performance of any Obligation of any Builder owing to Textron Financial, or the amount of the Obligations outstanding at any time, (iii) demand and presentation for payment upon the applicable Builder, (iv) protest and notice of protest and diligence of bringing suit against any Builder,; and (vi) any other defense to Manufacturer’s obligations under this Agreement. Textron Financial’s failure to exercise any rights granted hereunder shall not operate as a waiver of those rights. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their successors and assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to applicable conflict of law principles.

8.      Termination by Manufacturer. This Agreement shall continue in full force and effect until terminated by either party by written notice to the other party. Such termination shall be effective thirty (30) days after receipt of such notice, but such termination shall not affect the liabilities of Manufacturer with respect to Invoices paid by Textron Financial and Invoices and Homes approved for payment and financing by Textron Financial prior to the effective date of such termination, even though such Invoices are paid by Textron Financial thereafter, and such termination shall not affect the rights and obligations of the parties as to any transaction entered into prior to the receipt of such notice of termination, including without limitation transactions for which approvals are pending or which will not be completed until after the effective date of termination. It is specifically agreed between the parties that termination shall not limit or relieve Manufacturer from its repurchase obligations hereunder for Homes and Invoices financed prior to the effective date of the termination notice which obligations shall survive termination of this Agreement.

9.      Miscellaneous.

(a)	Textron Financial and Manufacturer acknowledge and agree that this Agreement does not create any partnership, joint venture or agency relationship between them.
(b)	All remedies in this Agreement shall be cumulative and not alternative.
(c)	If Textron Financial is required to enforce its rights hereunder through legal proceedings or otherwise, Manufacturer shall pay court costs and Textron Financial’s reasonable attorney fees.
(d)	Textron Financial may assign this Agreement, but Manufacturer may not assign its rights or delegate its duties hereunder without the prior written consent of Textron Financial.
(e)

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(f)

Any notice required or permitted hereunder shall be in writing, and shall be either delivered or mailed in the United States mail, certified or registered, return receipt requested with proper postage prepaid, to the party to be notified at the address for such party in this Agreement. Any such notice shall be deemed effectively given and received for all purposes upon the earlier of (i) the delivery of such notice to the address of the party notified; (ii) refusal to accept delivery by the party being notified; or (iii) two (2) days after the notice is deposited in the United States mail, certified or registered mail, return receipt requested, properly addressed to the party notified. Any party may change its address for notice by giving the other party written notice of change of address.

(g)

The provisions of this Agreement are for the exclusive benefit of the parties hereto, and nothing contained herein shall affect or impair any rights which either party hereto may have against Builder or any other party.

Executed as of the date first set forth above.

Textron Financial: TEXTRON FINANCIAL CORPORATION	MANUFACTURER(S): ALL AMERICAN HOMES OF COLORADO, LLC
By:	By:
Print Name: Don Poskus Print Title: AVP, Credit Address: P.O. Box 3090 Alpharetta, GA 30023	Print Name: Print Title: Address:

SIGNATURES CONTINUE ON FOLLOWING PAGE

ALL AMERICAN HOMES OF INDIANA, LLC
By:
Print Name: Print Title: Address:

ALL AMERICAN HOMES OF IOWA, LLC
By:
Print Name: Print Title: Address:

ALL AMERICAN HOMES OF KANSAS, LLC
By:
Print Name: Print Title: Address:

ALL AMERICAN HOMES OF NORTH CAROLINA, LLC
By:
Print Name: Print Title: Address:

ALL AMERICAN HOMES OF OHIO, LLC
By:
Print Name: Print Title: Address:

ALL AMERICAN HOMES OF TENNESSEE, LLC
By:
Print Name: Print Title: Address:

MOD-U-KRAF HOMES, LLC
By:
Print Name: Print Title: Address:

EXHIBIT A
(Form of Refinance Letter)

Address

, , 20

Re:    That certain Repurchase Agreement dated as of , , 20, between ("Manufacturer") and Textron Financial Corporation ("Textron Financial") (the "Repurchase Agreement")

Dear      :

Textron Financial desires to provide certain financial accommodations to (“Builder”) secured by those Homes identified on this Exhibit A incorporated herein by reference (“Homes”). As a condition of Textron Financial providing such financial accommodations to Builder, however, Manufacturer must agree that all of the Homes shall be subject to all of its liabilities and obligations under the Repurchase Agreement as if Textron Financial had originally financed the Builder’s acquisition of the Homes pursuant to and in reliance on the terms of the Repurchase Agreement.

Please acknowledge Manufacturer’s agreement that all of the Homes shall be subject to all of Manufacturer’s liabilities and obligations under the Repurchase Agreement as if Textron Financial originally financed the Builder’s acquisition of the Homes pursuant to and in reliance on the terms of the Repurchase Agreement by signing below and by signing Exhibit A, and return your original signatures to me via facsimile and U.S. Mail.

Thank you.

TEXTRON FINANCIAL CORPORATION

By: Print Name: Title:

Acknowledged and agreed to:

Address

By:
Print Name:
Title:
Date:

EXHIBIT A

Manufacturer                                              Invoice Date                                              Serial Number                                              Amount